Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NETFLIX, INC.

a Delaware corporation

Netflix, Inc., a Delaware corporation (the “Corporation”), does hereby certify:
First: The name of the Corporation is Netflix, Inc.
Second: The Corporation was originally incorporated on August 29, 1997 under the name Kibble, Inc., pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”).
Third: The Board of Directors of the Corporation, acting in accordance with Section 242 of the General Corporation Law, adopted resolutions to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of Delaware on May 29, 2002, further amended by a certificate of amendment filed with the Secretary of State of Delaware on May 27, 2003, further amended by a certificate of amendment filed with the Secretary of State of Delaware on April 28, 2004, further amended by a certificate of amendment filed with the Secretary of State of Delaware on June 11, 2015 and further amended by an amended and restated certificate of incorporation filed with the Secretary of State of Delaware on June 7, 2022 (the “Amended and Restated Certificate of Incorporation”), to read in its entirety as follows:
“The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation shall have authority to issue is 49,910,000,000 consisting of 49,900,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share.
At the Effective Time, each share of Common Stock issued as of immediately prior to the Effective Time shall be automatically subdivided and reclassified into ten (10) validly issued, fully paid and non-assessable shares of Common Stock, without any further action by the Corporation or the holder thereof (the “Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been subdivided and reclassified pursuant to the Stock Split.”
Fourth: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
Fifth: This Certificate of Amendment shall become effective at 4:01 p.m. Eastern Time on November 14, 2025 (the “Effective Time”).

Exhibit 3.1
Sixth: All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.
In Witness Whereof, the Corporation has caused this Certificate of Amendment to be executed by its Chief Legal Officer and Secretary this 14th day of November 2025.

NETFLIX, INC.

By:	/s/ David Hyman
Name:	David Hyman
Title:	Chief Legal Officer and Secretary